Exhibit 10.9

THIS AGREEMENT (“Agreement”) is made effective as of the 30th day of October 2004, by and between Quantum Value Partners, LP, a Delaware limited partnership, of 33 Bloomfield Hills Pkwy, Ste. 240, Bloomfield Hills, MI 48304 (“QVP”), and Veri-Tek International Corp., of Pontiac Trail, Wixom, MI 48335 (“Veritek”).

W I T N E S S E T H :

WHEREAS, on or about October 31, 2003, Veritek, executed a subordinated note with QVP, as Holder, whereby Veritek, promised to pay to Holder, the principal sum of Five Million Nine Hundred Thousand Dollars ($5,900,000)(the “Note”)

WHEREAS, Veritek is undertaking an initial public offering of its stock (the “IPO”);

WHEREAS, as of October 30, 2004, the accrued and unpaid interest due and owing to QVP under the Note is $1,275,402 (the “Accrued Interest”);

WHEREAS, Veritek has requested that QVP, i) convert its principal outstanding under the Note into common stock of Veritek, ii) fix the amount of accrued and unpaid interest, and iii) forego any additional payments of interest.

WHEREAS, QVP has agreed to accommodate the request of Veritek

NOW THEREFORE, in consideration of the foregoing, QVP and Veritek agree as follows:

1. The Note shall not bear interest beyond October 30, 2004.

2. Effective upon the closing of the initial public offering of the common stock of Veritek, QVP shall convert principal amount of the Note and the Accrued Interest, into 1,195,000 shares of common stock of the Company.

2. In the event that Veritek does not close the IPO on or before January 31, 2004, this agreement shall terminate, and the Note shall remain in full force and effect.

IN WITNESS WHEREOF, this is hereby executed by the undersigned as of the day and year first above written.

VERI-TEK INTERNATIONAL, INC., a Michigan corporation		QUANTUM VALUE PARTNERS, LP a Delaware limited partnership

By:	/s/ David V. Harper	By:	/s/ Michael C. Azar
Michael C. Azar
Its:	VP & CFO		The Managing Member of Quantum Value
Management, LLC, the General Partner